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                                                                  Rule 424(b)(3)
                                                      Registration No. 333-75677

                      GLOBALSTAR TELECOMMUNICATIONS LIMITED

                 PROSPECTUS SUPPLEMENT NO. 1 DATED MAY 19, 1999
                       TO PROSPECTUS DATED APRIL 20, 1999

     The Selling Holders table on pages 31 - 33 of the Prospectus is hereby amended to update the information regarding the following entities and their respective number of shares of Preferred Stock and Common Stock:

                                                          Number of Shares    Number of Shares
                                                            of Preferred       of Conversion
Selling Holders                                                 Stock              Shares
---------------                                                 -----              ------
R2 Investments, LDC(1)                                         599,850           1,289,650
Paloma Securities L.L.C.(2)                                    112,500             241,869
Donaldson, Lufkin & Jenrette Sec.Corp.                         102,000             219,295
Susqehanna Capital Group                                       59,800              128,567
Hudson River Trust Growth + Income Account                     57,900              124,482
American Century Heritage Fund                                 55,800              119,967
Equitable Life Assurance Separate Account -Convertible         37,300               80,193
Hudson River Trust Balanced Account                            31,900               68,583
TCW Leveraged Income Trust LP                                  30,000               64,498
TCW Leveraged Income Trust LP II                               30,000               64,498
Memphis Light, Gas + Water Retirement Fund                     27,200               58,478
Hudson River Trust Growth Investors                            26,700               57,403
Paloma Strategic Securities Limited                            22,500               48,373
BNP Arbitrage SNC                                              20,000               42,999
Forest Fulcrum Fund LP(3)                                      16,500               35,474


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The Frist Foundation                                            6,000               12,899
Equitable Life Assurance Separate Account - Balanced            2,100                4,514
David Lipscomb University General Endowment                     1,900                4,084
Forest Alternate Strategies Fund II LP A5I(4)                   1,100                2,364
Forest Alternate Strategies Fund II LP A5M(5)                     500                1,074
-------------------------------------------------

(1)......Increase from formerly 569,850 Shares of Preferred Stock.
(2)......Reduction from formerly 120,000 Shares of Preferred Stock.
(3)......Name correction: Formerly listed as "Forest Fukeum Fund LP".
(4)......Name correction: Formerly listed as "Forest Alternate Strategies Fund II LP ASI".
(5)......Name correction: Formerly listed as "Forest Alternate Strategies Fund BLP ASM"





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